CHARTERED ACCOUNTANTS	1100 – 1177 West Hastings Street Vancouver, BC V6E 4T5 Tel: (604) 687-4511 Fax: (604) 687-5805 Toll Free: 1-800-351-0426 www.MacKay.ca	Exhibit 23.2

Consent of Independent Registered Chartered Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of International Tower Hill Mines Ltd. (“the Company”) of our reports, dated August 23, 2010, with respect to the Company’s consolidated financial statements for the year ended May 31, 2010 and the effectiveness of the Company internal control over financial reporting as of May 31, 2010, previously included in the Company’s Annual Report on Form 40-F and filed by the Company with the Securities and Exchange Commission on August 30, 2010.

Independent Registered Chartered Accountants

/s/ MacKay LLP

MacKay LLP
Vancouver, British Columbia
May 26, 2011